SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549




                             FORM 8-K
                          CURRENT REPORT



                Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934


         Date of Report (Date of Earliest Event Reported)
                         August 11, 1997


                       Energen Corporation
      (Exact name of registrant as specified in its charter)


                             Alabama
          (State or other jurisdiction of incorporation)



       1-7810                              63-0757759
  (Commission File No.)        (IRS Employer Identification No.)




         2101 Sixth Avenue North
           Birmingham, Alabama                       35203
          (Address of principal                    (Zip Code)
          executive offices)

                          (205) 326-2700
       (Registrant's telephone number including area code)

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Item 5. Other Events

     On August 11, 1997, Energen Corporation ("Energen") commenced the solicitation (the "Solicitation") of consents (the "Consents") to certain proposed amendments (the "Proposed Amendments") (i) to the Indenture dated as of January 1, 1992 (the "1992 Indenture") among Energen and Boatmen's Trust Company, as trustee (the "Trustee"), pursuant to which Energen's 8% Debentures Due February 1, 2007 (the "1992 Debentures") were issued and (ii) to the Indenture dated as of March 1, 1993 (the "1993 Indenture") (the 1992 Indenture and the 1993 Indenture sometimes being collectively referred to herein as the "Indentures") among Energen and the Trustee, pursuant to which Energen's Series 1993 Notes (the "1993 Notes) (the 1992 Debentures and the 1993 Notes sometimes being referred to collectively herein as the "Debt Obligations") were issued. The Consents are being solicited from the holders (the "Holders") of record of the Debt Obligations as of the close of business on August 11, 1997 (the "Record Date").

     The purpose of the Proposed Amendments is to eliminate certain covenants in the Indentures which restrict the ability of Energen to incur indebtedness and to add certain "put" rights or mandatory call obligations to the Indentures with respect to the Debt Obligations in the event the ratings of such Debt Obligations decrease to certain levels.

     The total consideration payable pursuant to the Solicitation to a Holder of record on the Record Date of securities of an issue of the Debt Obligations who validly delivers a Consent to the Proposed Amendments prior to 5:00 p.m., Birmingham, Alabama time, on the Consent Date (as defined herein) for that issue (and does not validly revoke such Consent prior thereto) will be an amount equal to $10.00 per $1,000 principal amount of an issue of the Debt Obligations as to which a supplemental indenture effecting the Proposed Amendments is delivered held by such consenting Holder (the "Consent Payment"). If a Holder's Consents are not properly delivered with respect to such issue of Debt Obligations prior to 5:00 p.m., Birmingham, Alabama time on the Consent Date with respect to such issue, such Holder will not receive the Consent Payment even though such Holder will be bound by the Proposed Amendments to the Indenture with respect to such issue.

     The "Consent Date," will be, with respect to the 1992 Indenture, the date that is the later of September 9, 1997 or the Consent Achievement Date for the 1992 Indenture, and, with respect to the 1993 Indenture, the date that is the later of September 9, 1997 or the Consent Achievement Date for the 1993 Indenture. The "Consent Achievement Date" will be, with respect to the 1992 Indenture, the date Energen has received the Requisite Consents (as defined herein) to the Proposed Amendments to the 1992 Indenture, and, with respect to the 1993 Indenture, the date Energen has received the Requisite Consents to the Proposed Amendments to the 1993 Indenture, and in each case the satisfaction or waiver of the other conditions to the Solicitation.

     Energen will announce by public announcement by the close of business on the day following the Consent Achievement Date with respect to an Indenture that the Requisite Consents with respect to such Indenture have been received. If necessary, Energen will make this announcement separately with respect to the 1992 Debentures and the 1993 Notes.

     Energen is seeking Consents to all the Proposed Amendments as a single proposal. In the event the Requisite Consents to the Proposed Amendments to the 1992 Indenture are received, but the Requisite Consents to the Proposed Amendments to the 1993 Indenture are not received, or in the event the Requisite Consents to the Proposed Amendments to the 1993 Indenture are received, but the Requisite Consents to the Proposed Amendments to the 1992 Indenture are not received, Energen reserves the right to terminate the Solicitation. If Energen terminates the Solicitation, no Consent Payments will be made. Energen may elect, however, to waive the requirement that the Requisite Consents be received with respect to the Proposed Amendments for each of the Indentures, in which event Holders of record on the Record Date who have delivered Consents (which have not been validly withdrawn) prior to 5:00 p.m., Birmingham, Alabama time on the Consent Date with respect to the Indenture as to which Requisite Consents are received will receive the Consent Payment. "Requisite Consents" will be the Consents of, with respect to the 1992 Indenture, Holders of record on the Record Date who hold not less than a majority in aggregate principal amount of the 1992 Debentures outstanding (excluding for such purpose any 1992 Debentures owned by Energen or any of its subsidiaries or other affiliates) and, with respect to the 1993 Indenture, Holders of record on the Record Date who hold not less than a majority in aggregate principal amount of the 1993 Notes outstanding (excluding for such purpose any 1993 Notes owned by Energen or any of its subsidiaries or other affiliates). As of the Record Date, $18,704,000 in principal amount of the 1992 Debentures was outstanding. Accordingly, the Requisite Consents for the 1992 Indenture will be the Consents of Holders who hold greater than $9,352,000 in aggregate principal amount of the 1992 Debentures. As of the Record Date, $12,753,000 in principal amount of the 1993 Notes was outstanding. Accordingly, the Requisite Consents for the 1993 Indenture will be the Consents of the Holders who hold greater than $6,376,500 in aggregate principal amount of the 1993 Notes.

     Energen is delivering to the Holders of record as of the Record Date a consent solicitation statement, which describes the Solicitation in more detail.

                            SIGNATURE



          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                           ENERGEN CORPORATION





DATE:  August 11, 1997       By              /s/ G. C. Ketcham
                                              G. C. Ketcham
                                        Executive Vice President,
                                         Chief Financial Officer
                                              and Treasurer